Exhibit 5.1

[LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]

July 7, 2015

TRI Pointe Group, Inc.

19540 Jamboree Road, Suite 300

Irvine, California 92612

Re:	TRI Pointe Group, Inc.

Post-Effective Amendment No. 1 to Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the TRI Pointe Group, Inc., a Delaware corporation (the “Company”), Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-3 (Registration No. 333-200184) (the “Registration Statement”), to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with (i) the registration of common stock of the Company, par value $0.01 per share (the “Common Stock”), which may be offered and sold by selling stockholders to be identified in a prospectus supplement, in a post-effective amendment to the Registration Statement, or in filings the Company makes with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference into the Registration Statement, and (ii) the adoption of the Registration Statement by the Company as its own for all purposes of the Securities Act and the Exchange Act, in accordance with Rule 414 of the Securities Act.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the shares of Common Stock, when issued against payment therefor as set forth in the Registration Statement, as amended by the

July 7, 2015

Post-Effective Amendment, and the applicable prospectus supplement or post-effective amendment to the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following additional assumptions, exceptions, qualifications and limitations:

1.	We have assumed the completion of all corporate action required to be taken by the Company to duly authorize each proposed issuance of Common Stock.

We consent to the filing of this opinion as an exhibit to the Post-Effective Amendment, and we further consent to the use of our name under the caption “Legal Matters” in the Post-Effective Amendment and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP